                                                               EXHIBIT 99.(a)(1)

                           OFFER TO PURCHASE FOR CASH
                        9,158,155 SHARES OF COMMON STOCK
                                       OF

                           BRITE VOICE SYSTEMS, INC.
                                       BY

                  INTERVOICE ACQUISITION SUBSIDIARY III, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                INTERVOICE, INC.
                                       AT
                              $13.40 NET PER SHARE

   THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 1, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN ACQUISITION AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 1999 AMONG INTERVOICE, INC., INTERVOICE ACQUISITION SUBSIDIARY III, INC. AND BRITE VOICE SYSTEMS, INC. THE BOARD OF DIRECTORS OF BRITE VOICE SYSTEMS, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 9,158,155 SHARES OF COMMON STOCK, WHICH REPRESENT APPROXIMATELY 75% OF THE SHARES OF COMMON STOCK OUTSTANDING, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                             ---------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such stockholder's Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at the locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                             ---------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:
                  CORPORATE INVESTOR COMMUNICATIONS, INC. LOGO
                    CORPORATE INVESTOR COMMUNICATIONS, INC.

May 3, 1999

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
THE OFFER...................................................    3
  1.   Terms of the Offer...................................    3
  2.   Acceptance for Payment and Payment...................    5
  3.   Procedure for Tendering Shares.......................    6
  4.   Withdrawal Rights....................................    8
  5.   Certain U.S. Federal Income Tax Consequences.........    9
  6.   Price Range of the Shares; Dividends on the Shares...   10
  7.   Effect of the Offer on the Market for the Shares;
       Stock Listing; Exchange Act Registration; Margin
       Regulations..........................................   10
  8.   Certain Information Concerning the Company...........   11
  9.   Certain Information Concerning Parent and the
       Purchaser............................................   13
  10.  Source and Amount of Funds...........................   15
  11.  Background of the Offer; Purpose of the Offer and the
       Merger; The Merger Agreement and Certain Other
       Agreements...........................................   16
  12.  Plans for the Company; Other Matters.................   30
  13.  Dividends and Distributions..........................   34
  14.  Conditions of the Offer..............................   34
  15.  Certain Legal Matters................................   36
  16.  Fees and Expenses....................................   38
  17.  Miscellaneous........................................   38
SCHEDULE I -- Directors and Executive Officers of Parent and
  the Purchaser
ANNEX A -- Text of Section 17-6712 of the Kansas General
  Corporation Code

TO THE HOLDERS OF COMMON STOCK OF BRITE VOICE SYSTEMS, INC.:

                                  INTRODUCTION

     INTERVOICE ACQUISITION SUBSIDIARY III, INC., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of InterVoice, Inc., a Texas corporation ("Parent"), hereby offers to purchase 9,158,155 shares of common stock, no par value (the "Common Stock" or the "Shares"), of Brite Voice Systems, Inc., a Kansas corporation (the "Company"), at a price of $13.40 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 9,158,155 SHARES (THE "MINIMUM CONDITION"). SEE SECTION
14. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 1, 1999, UNLESS EXTENDED. SEE SECTION 1.

     The Offer is being made pursuant to an Acquisition Agreement and Plan of Merger, dated as of April 27, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger, is sometimes herein referred to as the "Surviving Corporation." The Merger Agreement is more fully described in Section 11.

     As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and to incur the liabilities therein, Stanley G. Brannan, Sue Brannan, Glenn A. Etherington, Leon A. Ferber, John F. Kelsey, III, Alan C. Maltz (individually and as custodian for his minor daughters), Scott A. Maltz, Ray S. Naeini and Donald R. Walsh (the "Major Stockholders"), who collectively have voting power and dispositive power with respect to approximately 3,090,541 Shares, concurrently with the execution and delivery of the Merger Agreement, are entering into a Stockholders' Agreement (the "Stockholders' Agreement") with Parent and the Purchaser. Pursuant to the Stockholders' Agreement, the Major Stockholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

     At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than (i) Shares purchased in the Offer or otherwise owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, (ii) Shares that are owned by the Company or its subsidiaries or (iii) Shares (the "Dissenting Shares") held by stockholders who properly perfect their dissenters' rights under Kansas law (collectively, the "Excluded Shares")) will be cancelled and extinguished and converted into the right to receive the merger consideration calculated under either method (1) or
(2), as applicable:

          (1) If the Purchaser purchases 9,158,155 Shares in the Offer (the "Cash Share Number") or, in the sole discretion of the Purchaser, more than the Cash Share Number, each Share then outstanding (other than Excluded Shares) will be converted into the right to receive that number of fully paid and nonassessable shares of common stock, no par value per share, of Parent (the "Parent Common Stock"), together with associated preferred stock purchase rights (the "Rights"), equal to the quotient of (x) $13.40 divided by (y) the average per share closing price of the Parent Common Stock on the Nasdaq National Market (the "Nasdaq") for the 25 trading days immediately preceding the Effective Time (the "Average Trading Price"), provided that, for purposes of the Merger Agreement, the Average Trading Price shall be at least equal to the Lower Collar (as defined below) and shall not exceed $14.00 per share; or

          (2) If the Purchaser lowers the Minimum Condition to a majority of the issued and outstanding Common Stock on a fully diluted basis and the number of Shares purchased in the Offer is less than the Cash Share Number, each Share then outstanding (other than Excluded Shares) will be converted into the right to receive (a) an amount in cash equal to the quotient of (w) the difference between (i) the product of $13.40 multiplied by the Cash Share Number and (ii) the aggregate purchase price for the number of Shares actually purchased in the Offer, divided by (x) a number of shares equal to
     (A) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (B) less the Excluded Shares (C) plus the Dissenting Shares (such quotient referred to as the "Cash Amount"), plus (b) that number of shares of Parent Common Stock equal to the quotient of (y) the difference between $13.40 and the Cash Amount, divided by (z) the Average Trading Price.

     The term "Lower Collar" means $8.00, provided, however, if a Lower Collar of $8.00 would result in the issuance of more than 5,719,877 shares of Parent Common Stock in the Merger (assuming for purposes of this calculation that all outstanding options under the Company's stock option plans that shall not have been cancelled or repurchased by the Company pursuant to the Merger Agreement at or prior to the completion of the Offer are exercised in full immediately prior to the Effective Time and there are no Dissenting Shares (the "Exercise/No Dissenters Presumption")), the Lower Collar shall be an amount per share equal to the product of (i) $8.00 multiplied by (ii) a fraction of which (A) the numerator is the total number of shares of Parent Common Stock that would be issued in the Merger if the Lower Collar were $8.00, assuming the Exercise/No Dissenters Presumption, and (B) the denominator is 5,719,877.

The foregoing shall be referred to collectively as the Merger Consideration.

     If more than 9,158,155 Shares are validly tendered prior to the Expiration Date (as defined) and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) the Shares purchased in the Offer on a pro rata basis, with adjustments to avoid purchases of fractional shares of Common Stock, based on the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering stockholder. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final results of the proration until at least seven Nasdaq trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of Common Stock may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary information from their brokers. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known. Subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to accept for payment more than 9,158,155 Shares pursuant to the Offer, although the Purchaser has no present intention of doing so.

     At the Effective Time, Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist (in the case of Excluded Shares other than Dissenting Shares, without the payment of consideration therefor), and each certificate formerly representing any of such Shares, other than Excluded Shares, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares, without interest.

     As the market price of the shares of the Parent Common Stock will fluctuate, the value of the Merger Consideration at the Effective Time may be less or greater than the $13.40 in cash per Share payable pursuant to the Offer. Based on the Average Trading Price of Parent Common Stock calculated at April 30, 1999, the value of each share of Parent Common Stock to be received in the Merger as Merger Consideration would have been $10.41.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     U.S. Bancorp Piper Jaffray, Inc., the Company's financial advisor ("Piper Jaffray"), has delivered to the Company's Board of Directors its written opinion dated April 26, 1999 (the "Fairness Opinion") to the effect that based on and subject to certain matters stated in the Fairness Opinion, the consideration to be received by the holders of Shares pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders (other than Parent and its affiliates), from a financial point of view, as of the date of the Fairness Opinion. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company.

     The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be 21 business days after the date the Offer is commenced. However, if the Minimum Condition or such other conditions to the Offer that are reasonably capable of being satisfied within ten business days shall not have been satisfied or waived by such date, the Purchaser shall extend the Expiration Date for a minimum of an additional ten business days. In addition, if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. In no event shall the Purchaser be obligated to extend the Offer beyond June 30, 1999. The Merger Agreement also provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, 9,158,155 Shares validly tendered and not withdrawn prior to the expiration of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement in order to consummate the Merger. See Section 11. Under the Kansas General Corporation Code (the "KGCC"), the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger. If 9,158,155 Shares, which represent approximately 75% of the Shares of Common Stock outstanding, are acquired in the Offer, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. Additionally, as described above, the Major Stockholders, who hold in the aggregate approximately 25% of the outstanding Common Stock, have entered into the Stockholders' Agreement pursuant to which they have agreed, among other things, to grant Parent a proxy to vote all Shares beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Corporate Investor Communications, Inc., which is acting as the Information Agent (the "Information Agent") and Harris Trust Company of New York, which is acting as the Depositary (the "Depositary").

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS OR AN OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY PARENT COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH PROSPECTUS WILL ALSO CONSTITUTE A JOINT PROXY STATEMENT FOR THE MEETING OF STOCKHOLDERS OF THE COMPANY RELATING TO THE MERGER (THE "JOINT PROXY STATEMENT/PROSPECTUS").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for 9,158,155 Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on June 1, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     If more than the 9,158,155 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will accept for payment (and thereby purchase) 9,158,155 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn by each tendering stockholder. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under Section 3), the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven Nasdaq trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. Subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to accept for payment more than 9,158,155 Shares pursuant to the Offer, although the Purchaser has no present intention of doing so.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or
(iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended.

     Subject to applicable regulations of the Commission and to the extent permitted by the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition (other than, at the Purchaser's option, to lower the Minimum Condition to a majority of the issued and outstanding Common Stock on a fully diluted basis) and will not decrease the Offer Price or decrease the number of Shares sought, or amend any other term of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by

Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or in the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for, promptly after the Expiration Date, 9,158,155 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and
14. The Purchaser expressly reserves the right, in its sole discretion, to purchase more than 9,158,155 Shares in the Offer (although it has no present intention of doing so). In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for

Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be tendered validly pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry

Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder(s) has (have) not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for

Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint designees of the Purchaser, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or such holder's assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 30, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following discussion is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular stockholders in light of their individual investment circumstances or to certain types of stockholders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations and foreign taxpayers), nor does it address specific state, local, or foreign tax consequences. This summary assumes that stockholders have held their Shares as "capital assets" (generally property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER OF SHARES IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

     The receipt of cash for Shares tendered pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. In addition, stockholders should note that the receipt of the Merger Consideration (whether consisting solely of shares of Parent Common Stock or of both shares of Parent Common Stock and cash) if the Merger is carried out as contemplated by the parties will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In such event, a stockholder who receives Parent Common Stock pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the fair market value of the Parent Common Stock at the Effective Time (plus the amount of any cash received) and such stockholder's adjusted tax basis in the Shares exchanged in the Merger. Thus, a stockholder recognizing a gain under the foregoing rule could be in the position of incurring a tax liability as a result of the Merger without the corresponding receipt of cash.

     Gain or loss recognized with respect to either the receipt of cash pursuant to the Offer or the receipt of the Merger Consideration pursuant to the Merger generally will be capital gain or loss. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer or exchanged in the Merger. Any such capital gain will be long term if the stockholder has held the Shares for more than one year at the time of the sale. The deductibility of capital losses is limited. The initial tax basis of any Parent Common Stock received pursuant to the Merger will be the fair market value of such stock at the Effective Time.

     A holder of Shares who in lieu of receiving the Merger Consideration perfects such stockholder's appraisal rights, if any, under the KGCC and receives cash in exchange for such stockholder's Shares should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the stockholder's basis in the Shares surrendered therefor. Any amount constituting interest would be taxable as ordinary income. See Section 12 "-- Appraisal Rights."

     A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to Parent and the Purchaser or an exemption applies. See Section 3 "-- Backup Federal Income Tax Withholding."

     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The shares of Common Stock are traded on the Nasdaq under the symbol "BVSI". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on the Nasdaq based on published financial sources.

                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1997
  First Quarter.............................................  $18.00   $10.50
  Second Quarter............................................   10.88     6.75
  Third Quarter.............................................   11.63     7.00
  Fourth Quarter............................................   12.25     8.38
1998
  First Quarter.............................................  $11.25   $ 7.63
  Second Quarter............................................   14.00     8.81
  Third Quarter.............................................   13.25     7.13
  Fourth Quarter............................................   10.13     7.00
1999
  First Quarter.............................................  $12.00   $ 7.50
  Second Quarter (through April 30, 1999)...................   12.94     8.00
                                                              ------   ------

     Since becoming a public company in 1989, the Company has not paid cash dividends on its Common Stock.

     On April 26, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq was $10.56 per share of Common Stock. On April 30, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq was $12.56 per share of Common Stock. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES OF COMMON STOCK.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Common Stock is listed on the Nasdaq. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Common Stock may no longer meet the requirements for continued listing on the Nasdaq. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Common Stock if, among other things, the number of record holders of shares of Common Stock should fall below 300, the number of publicly held shares of Common Stock (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 500,000, or the aggregate market value of the publicly held shares should fall below $1 million. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, there were approximately 621 holders of record of shares of Common Stock at March 1, 1999. The Company has represented that, as of April 27, 1999, 12,271,928 Shares were issued and outstanding.

     If the Nasdaq were to delist the Common Stock, the market therefor could be adversely affected. It is possible that such Shares would continue to trade in the over-the-counter market, and that price quotations would be reported by other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq for continued inclusion in the Nasdaq and the Shares are no longer included in the Nasdaq, the market for, and value of, the Shares could be adversely affected.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Common Stock under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. Parent has agreed to use its best efforts to the extent feasible to cause the Shares to continue to be listed on the Nasdaq and registered under the Exchange Act until the Effective Time. As soon as possible following the Effective Time, Parent has agreed to use its best efforts to cause the Shares to be delisted from the Nasdaq and deregistered under the Exchange Act. If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Consolidated Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company designs, integrates, assembles, markets and supports voice processing and call processing systems and services which incorporate prepaid/postpaid applications, voice response, voice recognition, voice/facsimile messaging, audiotex and interactive computer applications into both standard products and customized market solutions. The Company also offers a broad array of telecommunications management services. The Company is a Kansas corporation with its principal executive offices at 250 International Parkway, Suite 300, Heathrow, Florida 32746. The telephone number of the Company at such offices is (407) 357-1000.

     Selected Consolidated Financial Information. The table set forth below includes summary consolidated historical financial information of the Company. The summary consolidated financial information has been derived from the audited consolidated financial statements as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth in "Available Information."

                           BRITE VOICE SYSTEMS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR ENDED
                                                  ------------------------------------------
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1998           1997           1996
                                                  ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues......................................    $135,715       $103,373       $110,409
  Operating income (loss).......................       2,218        (10,737)        11,699
  Net income (loss):............................                     11,682         12,127
     Continuing operations......................       1,773         10,437          5,837
     Discontinued operations....................      11,344          1,245          2,718
                                                    --------       --------       --------
          Total.................................    $ 13,117       $ 11,682       $  8,555
  Diluted earnings per share:...................                       0.97           0.71
     Continuing operations......................    $   0.15       $   0.87       $   0.48
     Discontinued operations....................        0.92           0.10           0.23
                                                    --------       --------       --------
          Total.................................    $   1.07       $   0.97       $   0.71
  Weighted average shares used in computation...      12,310         12,068         12,127
BALANCE SHEET DATA:
  Working capital...............................    $ 62,037       $ 52,879       $ 37,671
  Total assets..................................    $122,119       $104,226       $ 74,493
  Long-term debt................................          --             --             --
  Stockholders' equity..........................    $ 84,913       $ 70,114       $ 54,181

     Company 1999 Budget. During the course of discussions among Parent, the Purchaser and the Company that led to the execution of the Merger Agreement (see
Section 11 below), the Company provided the Purchaser and Parent with certain business and financial information that was not publicly available. Such information included the Company's preliminary budget for the fiscal year ended December 31, 1999 (the "Preliminary Budget"), which was based on revenues of approximately $166 million and operating income of approximately $10.8 million and earnings per diluted Share of approximately $0.61. The Preliminary Budget was prepared by the Company's management in the ordinary course of its annual budgeting process. The Company has informed Parent and the Purchaser that it has not updated the Preliminary Budget as of the date of this Offer to Purchase.

     The Preliminary Budget was prepared solely for planning and budgeting purposes and is not intended to be a forecast and was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and is included in this Offer to Purchase only because it was provided to Parent and the Purchaser. None of Parent, the Purchaser nor any of their representatives assumes any responsibility for the accuracy of the Preliminary Budget. While presented with numerical specificity, the Preliminary Budget is based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Parent or the Purchaser) relating to the business of the Company, which may not be realized and is subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company and Parent. There can be no assurance that the results in the Preliminary Budget will be realized, and actual results may vary materially from those indicated above. The description of the Preliminary Budget should not be regarded as a representation by Parent, the Purchaser or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the budgeted results will be achieved.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

     9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent, together with its subsidiaries, develops, sells and services call automation systems with a traditional emphasis on interactive voice response applications, which allow individuals a self help facility using the keys on their touch-tone telephones, the dials on their rotary telephones, the keyboards of their personal computers, credit card terminals or their voices to access and/or provide information to computer data bases utilized by businesses and telecommunications companies. Parent's systems are sold under the trade names "OneVoice" and "InterDial." OneVoice Systems are used by a variety of enterprises to disseminate and receive information efficiently, allowing multiple callers simultaneous access to computer data bases without the expense of maintaining an agent and workstation for each telephone line. InterDial systems improve call center efficiency by automatically dialing phone numbers and only transferring a call to an agent if the call is answered and the called party remains on the phone. Parent's products include software development tools designed to support a number of diverse product applications and to simplify system customization. Applications currently function in a wide range of industries including insurance, banking and financial services, telecommunications, higher education, help desk, government, utilities, healthcare, insurance, cable TV, retail and wholesale distribution, transportation and manufacturing. Parent is a Texas corporation whose offices are located at 17811 Waterview Parkway, Dallas, Texas 75252. The telephone number of Parent is (972) 454-8000.

     The table set forth below includes summary historical financial information of Parent. The summary information has been derived from the audited consolidated financial statements as reported in Parent's Annual Report on Form 10-K for the year ended February 28, 1998 and the unaudited consolidated financial statements of Parent for the year ended February 28, 1999. In the opinion of Parent's management, the unaudited financial statements for the year ended February 28, 1999 reflect all adjustments necessary for a fair statement of the results of operations for such period. The summary historical financial information for the three fiscal years ended February 28, 1998 should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the Parent's Annual Report on Form 10-K.

     Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth in Section 8.

                                INTERVOICE, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FISCAL YEAR ENDED
                                             ------------------------------------------------------------
                                             FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,
                                                 1999            1998            1997            1996
                                             ------------    ------------    ------------    ------------
OPERATING DATA:
  Net sales................................    $136,904        $102,308        $104,846        $97,103
  Income (loss) from operations............      29,148          (8,427)         17,549         25,055
  Net income (loss)........................      20,193          (5,140)         12,760         17,259
  Net income (loss) per share:
     Basic.................................        0.70           (0.17)           0.40           0.55
     Diluted...............................        0.68           (0.17)           0.39           0.53
BALANCE SHEET DATA:
  Total assets.............................    $111,486        $ 84,893        $109,240        $89,727
  Long-term debt...........................           5              --              --             --
  Stockholders' equity.....................      82,529          56,631          86,191         69,561

     The Purchaser. The Purchaser is a Nevada entity, newly formed by Parent for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of the Purchaser are located at c/o Parent at 17811 Waterview Parkway, Dallas, Texas 75252. The telephone number of the Purchaser is (972) 454-8000.

     For certain information concerning the executive officers and directors of the Purchaser and Parent, see Schedule I.

     Except for 100,000 Shares held by David W. Brandenburg, a member of the Board of Directors of Parent, and except as otherwise set forth in this Offer to Purchase, neither the Purchaser nor the Parent nor, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor Parent nor, to the best of knowledge of the Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, nor the Parent nor, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, Parent nor any of their respective affiliates, nor, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between the Purchaser, Parent, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     10. SOURCE AND AMOUNT OF FUNDS.

     In addition to the consideration in the Merger consisting of Parent Common Stock, the total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and to pay fees and expenses of Parent and the Purchaser related to the Offer and the Merger is estimated to be approximately $135 million.

     Parent has entered into a commitment letter (the "Commitment Letter") with Bank of America National Trust and Savings Association ("Bank of America") and NationsBanc Montgomery Securities LLC ("Montgomery Securities") pursuant to which, subject to the terms and conditions thereof, Bank of America will provide the Purchaser (the "Borrower") financing in an aggregate amount of up to $150 million (the "Facilities").

     The Facilities will be guaranteed by the Parent and each material existing and future direct and indirect domestic subsidiary of Parent, excluding the Purchaser; provided that the Company and its subsidiaries will not be required to guarantee the Facilities until the consummation of the Merger. Bank of America has committed to lend the full amount of the Facilities upon the terms and subject to the conditions set forth in the Commitment Letter, and Montgomery Securities has agreed to use its best efforts to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to Borrower, Parent and Bank of America, upon the terms and subject to the conditions set forth in the Commitment Letter.

     Pursuant to the Commitment Letter, the Facilities are expected to consist of: (i) a $125 million tender facility (the "Term Loan Facility") which will be available to the Purchaser in order to fund the Offer and the Merger and (ii) a $25 million revolving credit facility (the "Revolving Credit Facility").

     The following is a summary of the principal terms of the Facilities based upon the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 filed with the Commission in connection with the Offer.

     The Commitment Letter provides that the commitments under the Commitment Letter will terminate unless the Facilities are closed on or prior to June 30, 1999. The Facilities will mature on August 31, 2003, and the Term Loan Facility will be subject to quarterly amortization with the first payment due on May 31, 2000. In addition, the Facilities will be subject to certain mandatory prepayments and commitment reductions tied to the sale of assets, the issuance of debt, the issuance of equity and the generation of excess cash flow for a fiscal year. Certain of these prepayment and commitment reduction requirements are limited upon the satisfaction of certain financial ratios.

     The amounts borrowed pursuant to the Revolving Credit Facility and the Term Loan Facility will bear interest at a rate equal to either LIBOR plus the applicable margin or the Alternate Base Rate (to be defined as the higher of (i) the Bank of America prime rate or (ii) the federal funds rate plus 0.50%) plus the applicable margin. The applicable margin during the period from the closing of the Facilities until receipt of Parent's Form 10-Q for the quarter ended November 30, 1999 will be 2.50% and 1.25% for LIBOR and Alternate Base Rate loans, respectively. Thereafter, the applicable margin in each case will be determined in accordance with a schedule to the Facilities and will be determined by reference to a ratio of Parent's funded debt to EBITDA (as defined in the Facilities).

     The Facilities will contain certain representations and warranties, certain negative and affirmative covenants, certain conditions and events of default which are customarily required for similar financing. Such covenants will include, among others, restrictions and limitations on liens and negative pledges; limitations on mergers, consolidations and sales of assets; limitations on incurrence of debt; limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitations on investments and acquisitions (other than the acquisition of the Company); and limitations on capital expenditures. Key financial covenants based on Parent's consolidated financial statements include minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio.

     The Facilities will require a first priority perfected security interest in
(i) all of the capital stock of each of the domestic subsidiaries of Parent (including, without limitation, the Purchaser), and 65% of the capital stock of each first tier foreign subsidiary of Parent, which capital stock shall not be subject to any other lien or encumbrance and (ii) subject to permitted liens, all other present and future material assets and properties of Parent and its material domestic subsidiaries (including, without limitation, accounts receivable and proceeds, inventory, real property, machinery and equipment, contracts, trademarks, copyrights, patents, license rights and general intangibles), including, without limitation, the Company and its subsidiaries; provided that the Company and its subsidiaries shall not be required to pledge such assets and properties until completion of the Merger. Without limiting the foregoing, but subject to the requirements of Regulation U of the Federal Reserve Board, all capital stock of the Company owned by the Purchaser or Parent shall be pledged as collateral for the Facilities.

     The funding of the Facilities will be subject to customary closing conditions, including, among others, the execution of satisfactory documentation, the receipt of all necessary governmental approvals, and no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of Parent and its subsidiaries (taken as a whole) or the Company and its subsidiaries (taken as a whole). Parent knows of no fact or circumstance that is likely to result in the conditions, if any, set forth in the Commitment Letter not being satisfied. Although Parent expects that the Facilities will be available to provide funds for the consummation of the Offer and the Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated. The Offer is conditioned on the funding of the Facilities.

     In connection with the Facilities, the Borrower has agreed to pay the Lenders certain commitment, underwriting, administrative and termination fees, to reimburse the Lenders for reasonable out-of-pocket fees and expenses, whether or not the Facilities close, and to provide certain indemnities, as is customary for commitments such as the Facilities.

     Parent anticipates that indebtedness incurred through borrowings under the Facilities in connection with the Offer and the Merger will be repaid from a variety of sources, which may include funds generated internally by Parent and its subsidiaries and following the Merger, funds generated by the Company, bank financing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate. Parent expressly reserves its right to obtain financing for the transaction through alternative sources.

     Upon consummation of the Merger, the Purchaser will be merged into the Company, which will then be obligated as the Borrower under the Facilities.

     11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

BACKGROUND OF THE OFFER.

     In late 1997 David Brandenburg, a director of Parent, and Dan Hammond, Parent's Chairman and Chief Executive Officer, discussed the possibility of considering a business combination with the Company. Following up on such discussions, on December 2, 1997, Mr. Hammond held a meeting in Dallas, Texas with representatives of Parent and the Company to determine if there were any interest between the two companies for a strategic combination. Representatives of the Parent included Dan Hammond, Mike Barker, then President of Parent, and Rob Graham, Chief Financial Officer. Representatives of the Company included David Gergacz, then President of the Company, Glenn Etherington, Chief Financial Officer, and Ray Naeini, Executive Vice President. The parties executed a confidentiality agreement with respect to matters that would be discussed at the meeting. During the meeting, the participants discussed potential synergies and strategic advantages of combining operations. Subsequent to the meeting, however, no further meetings were scheduled.

     On February 13, 1998, Rob Graham and Glenn Etherington met in Orlando, Florida to continue discussions and to explore potential preliminary cost saving synergies that might result in a strategic combination of Parent and the Company.

     In January 1999 Parent, as part of its corporate strategic planning process, concluded that it should explore potential strategic combinations or technology alliances with third parties in order to further enhance shareholder value. Parent engaged Montgomery Securities to identify potential candidates for such strategic combinations and/or technology alliances. It was during this process that Parent decided to determine if the Company had any interest in resuming discussions.

     Dan Hammond called Stan Brannan, the Company's Chief Executive Officer, on January 15, 1999 and inquired if there were any interest on the part of the Company in resuming discussions concerning a potential strategic combination of Parent and the Company.

     On January 28, 1999, Stan Brannan traveled to Dallas to hold preliminary discussions with Dan Hammond and Rob Graham. At this meeting, the parties discussed the potential acquisition of the Company by Parent, cost savings to be achieved by such a combination and other potential operating synergies. At the conclusion of the meeting, Messrs. Hammond and Brannan agreed that they would each convey their interests in pursuing such combination to their respective Boards of Directors to determine if there were further interest in pursuing more discussions. Messrs. Hammond and Brannan agreed to hold an additional meeting in Orlando assuming the respective Boards of Directors desired for management to pursue further discussions.

     On February 9, 1999, at a regularly scheduled meeting of Parent's Board of Directors, the Board discussed the potential combination of the operations of the Parent and the Company and concluded it would be desirable to continue discussions between the two companies.

     Dan Hammond, Rob Graham and Dave Berger, InterVoice's current President and Chief Operating Officer, attended a meeting in Orlando on February 22, 1999. The Company was represented by Stan Brannan, Ray Naeini and Glenn Etherington. At this meeting, the parties expressed a continuing interest in pursuing a combination of Parent and the Company pursuant to which Parent would acquire all of the outstanding Common Stock of the Company in exchange for Parent Common Stock, although no further specifics regarding consideration were discussed.

     On February 26, 1999, Parent engaged Montgomery Securities specifically to advise Parent with respect to a proposed combination of Parent and the Company. After discussions with, and advice from, Montgomery Securities, Parent decided that an all cash acquisition of the Company would be preferable to a stock for stock acquisition.

     On March 10, 1999, representatives of Parent and the Company met in Atlanta, Georgia to discuss in more detail each party's interest in pursuing a business combination. Management representatives from both the Parent and the Company attended the meeting along with representatives from Montgomery Securities, and representatives from Piper Jaffray, financial advisor to the Company. Also in attendance were representatives from Thompson & Knight, P.C., the Parent's legal advisors, and Triplett, Woolf & Garretson, LLC, the Company's legal advisors. At this meeting, the parties discussed the potential structure of a combination of Parent and the Company whereby Parent would acquire all of the outstanding Common Stock of the Company for cash in two steps: (1) a tender offer for cash for all shares of the Company followed by (2) a cash merger for any shares not tendered. The Company indicated that it would be interested in exploring such a combination with several conditions, including that any transaction proposed would need to offer a premium for the Company. The parties discussed a range of prices that Parent, subject to due diligence and other conditions, would be willing to pay for the Company. These discussions covered a range from $12 to $14 for each Share of the Company's Common Stock. By the end of the meeting, the parties narrowed the range to between $13 and $14 per Share.

     On March 15, 1999, the parties executed a confidentiality agreement in which both parties agreed to negotiate exclusively with the other for a 45 day period provided that the Company could meet with a third party strategic candidate already scheduled to be held March 18, 1999 and provided further that, prior to the close of business on March 19, 1999 the Company would notify the Parent that the Company had ceased and terminated such other discussions or that it intended to continue such discussions, in which latter event the confidentiality and exclusive negotiation agreement would terminate. The Company ended such discussions with the third party on March 19, 1999.

     On March 15 and 16, 1999, management groups from both Parent and the Company met in Orlando near the Company's offices to begin discussions and the conduct of preliminary due diligence concerning research and development plans, manufacturing plans and sales plans with respect to each company's products. The representatives of Parent were Dan Hammond, Rob Graham, David Berger, and Dwain Hammond, Senior Vice President of Research and Development, Phil Walden, Vice President of Manufacturing, and Greg Smith, Senior Vice President of Sales and Marketing. Representatives of the Company included Stan Brannan, Glenn Etherington and Scotty Walsh, Executive Vice President of Sales, and Leon Ferber, Vice President of Special Projects. The due diligence meetings continued among the above representatives with additional management representatives from both companies in Orlando on March 19, 20, and 21, 1999. The parties discussed in some detail the potential of combining operations and effecting cost savings by reducing and/or avoiding expenses, as well as cost reductions in materials used to manufacture products. Parent and the Company agreed to begin legal and accounting and tax due diligence as soon as reasonably practicable. Messrs. Hammond and Brannan agreed that final pricing of the transaction within the $13 to $14 range would be determined by the outcome of the due diligence reviews and further negotiations.

     On March 24, 1999, representatives of the parties' legal advisors, tax advisors and accounting advisors initiated due diligence in the respective areas represented in Orlando. Due diligence continued in Orlando with respect to the books and records of the Company for approximately one week. Following commencement of the Orlando due diligence, Parent's representatives commenced due diligence relating to the Company's operations in Manchester, United Kingdom. Parent and its legal advisors also distributed a preliminary draft of the definitive merger agreement to the Company and its legal and financial advisors.

     On March 27, 1999, Parent held a special Board meeting in Dallas, Texas to discuss the status of discussions and negotiations, due diligence, and financing for the acquisition by Parent. All directors of Parent attended the meeting in person and by telephone. In addition, representatives of Montgomery Securities, Thompson & Knight, Ernst & Young, Parent's certified public accountants, Fulbright & Jaworski, Parent's intellectual property legal advisors, and representatives from Bank of America from which the Company was seeking acquisition financing, attended the meeting. The discussion included the results of due diligence to date and an overview of the Company, as well as a description of various aspects of its operations, financial condition and market position. Parent's Board of Directors engaged in extensive discussions concerning the anticipated synergies that might be realized from a combination with Parent, consisting primarily of certain corporate and operational overhead reductions, marketing cost reductions and enhanced staff utilization. Representatives of Bank of America discussed its ability to finance the proposed acquisition and reported that available bank financing would not be sufficient to support a transaction calling for all cash consideration. Extensive discussions with the bank representatives were conducted by the Board and various alternative structures for the proposed acquisition were discussed, including consideration consisting of part cash and part Parent Common Stock. Management was directed to continue negotiations with Bank of America to attempt to obtain an acceptable financing commitment. Management was also directed to continue to negotiate with the Company to attempt to find an acceptable structure for the transaction within the confines of the available financing.

     On April 1, 1999, Dan Hammond called Stan Brannan to propose a modified structure to the all cash transaction the parties had been previously discussing. By this time, Parent had concluded that it would be able to obtain sufficient financing from Bank of America to offer the consideration for the proposed acquisition in the range between $13 and $14 per Share as previously agreed by limiting the cash portion of the proposed consideration to approximately $9 to $10 per Share with the remaining consideration to consist of Parent Common Stock. Mr. Hammond said that Parent would still be prepared to conduct a tender offer for the cash portion of the transaction followed by a merger in which holders of Shares that had not been purchased in the tender offer would receive Parent Common Stock or a combination or any remaining cash and Parent Common Stock.

     On April 2, 1999, Parent offered the Company $13.00 per share consisting of $10.00 per share in cash and $3.00 per Share in Parent Common Stock. This offer was relayed to the Company through representatives of Piper Jaffray during a telephone call from a representative of Montgomery Securities.

     The Company agreed to move forward with negotiations subject to conducting its own due diligence of Parent and with the understanding that negotiations concerning the actual consideration and the mix of cash and stock for the transaction would continue. On April 6, 1999, Rob Graham sent Glenn Etherington an e-mail whereby Parent offered $13.50 per Share, consisting of $9.00 to $9.50 in cash and $4.00 to $4.50 in Parent Common Stock. The proposed offer assumed that a warrant issued by the Company to AT&T Corp. and all outstanding stock options would be repurchased or canceled by the Company.

     On April 10, 11 and 12, 1999, the Company conducted due diligence with respect to Parent in Dallas, Texas. Participants in these sessions included representatives of the Company's management and financial, legal and accounting advisors. In addition, representatives from Parent's proposed lending group, Bank of America, participated in due diligence of the Company as well as due diligence of Parent. During these meetings, Parent, the Company and their respective legal and financial advisors continued negotiating the merger agreement.

     Extensive negotiations were conducted from March 31 through April 14, 1999, the date prior to Parent's regularly scheduled Board of Directors meeting. At the April 15, 1999 Board of Directors meeting, management made a presentation to the Board about the progress of the negotiations and the probable structure of the transaction which would be in the form of a cash tender offer up to the extent of the Company's available cash from its lending group (and its own resources) followed by a merger utilizing Parent Common Stock and any remaining cash for the shares of Common Stock of the Company not purchased in the tender offer. Drafts of the merger agreement and related documents were distributed to Board members and extensive discussion ensued concerning the terms and conditions negotiated to date. Parent's legal advisors answered questions of Board members with respect to certain issues involved in the proposed transaction and discussed extensively other aspects of the proposed transaction. The Board of Directors preliminarily approved the transaction structure as had been negotiated to date and directed management to continue negotiations with the Company in an attempt to finalize the terms of the proposed agreement, including the mix of the cash and stock components of the consideration. At the meeting, representatives of Montgomery Securities discussed the financial aspects of the proposed transaction. Also at the Board meeting, representatives of Bank of America delivered a signed commitment letter subject to completion of due diligence, which provided for acquisition financing to Parent. Management was directed to continue negotiations with the Company to attempt to finalize the terms of the merger agreement, including negotiations with respect to price and the mix of consideration between cash and Parent Common Stock.

     Following the April 15, 1999 Board of Directors meeting, further extensive negotiations concerning the terms of the acquisition agreement, the actual consideration for the Company's Shares and the mix of the cash and stock components of the consideration were conducted. In a telephone conference on April 21, 1999 among Mr. Hammond, Mr. Graham, Mr. Brannan and Mr. Etherington, it was agreed that the price to be paid to AT&T in cancellation of its outstanding warrant to purchase the Company's Common Stock would be split by the two companies, resulting in a revised offer price of $13.40 per Share, consisting of $10.00 per Share in cash and $3.40 per Share in Parent Common Stock. The transaction was still structured as a tender offer whereby the cash portion of the transaction would be distributed followed by a merger in which the Shares of Common Stock not purchased in the tender offer would receive shares of Parent Common Stock or a combination of any remaining cash and Parent Common Stock. The number of shares of Parent Common Stock to be issued in the merger would be determined by an exchange ratio based on the trailing 25-day average price of Parent Common Stock collared (subject to certain exceptions) between $8.00 and $14.00.

     On April 22, 1999, at a telephone meeting of the Board of Directors of Parent, Mr. Hammond discussed the status of the negotiations to date and informed the Board that there were several remaining open issues that needed to be negotiated prior to the parties reaching agreement with respect to the merger agreement. Mr. Hammond emphasized that the issues related primarily to certain due diligence items and price collar mechanisms with respect to the merger consideration. The Board authorized management to proceed with negotiations through the weekend to attempt to finalize the merger agreement.

     After resolving the remaining open issues, on April 26, 1999, at a telephone meeting of the Board of Directors of Parent, the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     At a meeting of the Board of Directors of the Company held during the evening of April 26, 1999, the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Common Stock, and unanimously recommend that stockholders of the Company accept the Offer and tender their Shares. On April 26, 1999 based upon and subject to certain matters stated in the opinion, Piper Jaffray delivered to the Company's Board of Directors its oral opinion, subsequently confirmed by its written opinion dated that date, to the effect that the consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders (other than Parent and its affiliates), from a financial point of view as of the date of the opinion. The written opinion of Piper Jaffray is set forth in full as an exhibit to the Company's Schedule 14D-9, which is being mailed to stockholders of the Company. Stockholders of the Company are urged to read that opinion in its entirety.

     Following the approval of the Board of Directors, Parent, the Purchaser and the Company executed and delivered the Merger Agreement as of April 27, 1999.

     On May 3, 1999, the Purchaser and Parent commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

     The purpose of the Offer is for the Purchaser to acquire a substantial majority of the outstanding shares of Common Stock. Upon completion of the Offer, it is expected that the Purchaser will own approximately 75% of the outstanding shares of Common Stock. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     Under the KGCC, the approval of the Company's Board and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Joint Proxy Statement/ Prospectus containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby.

     If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the Company's stockholders will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights, if any, under Kansas law. See Section
12. Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent

Merger, except to the extent that the price of the Parent Common Stock they acquire in the Merger is adversely affected by any such decrease in value.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell Shares for cash at a price which represents a premium of approximately 27% over the closing market price of the Common Stock on the last full trading day prior to the initial public announcement that the Company, Parent and the Purchaser executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

MERGER AGREEMENT

     As of April 27, 1999, Parent, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which is filed as Exhibit(c)(1) to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase 9,158,155 Shares validly tendered pursuant to the Offer. If more than 9,158,155 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept 9,158,155 Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional shares, based upon the number of shares validly tendered prior to the Expiration Date and not withdrawn by each tendering stockholder. Because of the difficulty of determining precisely the number of shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final results of the proration until at least seven Nasdaq trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of Common Stock may obtain such preliminary information from the Depositary, and may also be able to obtain such preliminary proration information from their brokers. The Purchaser will not pay for any shares of Common Stock accepted for payment pursuant to the Offer until the final proration factor is known. Subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to accept for payment more than 9,158,155 Shares pursuant to the Offer, although the Purchaser has no present intention of doing so.

     The obligation of the Purchaser to accept for payment and pay for Shares tendered is subject to there being tendered, and not withdrawn prior to the expiration of the Offer, 9,158,155 Shares, and to the satisfaction of the other conditions set forth in Section 14 hereof. The Merger Agreement provides that the Purchaser may not amend or waive the Minimum Condition (other than at the Purchaser's option, to lower the Minimum Condition to a majority of the issued and outstanding Common Stock on a fully diluted basis), decrease the Offer Price or decrease the number of Shares sought or otherwise amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company.

     Designation of Directors. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer (the Minimum Condition having been satisfied), Parent shall be entitled to designate directors on the Board of Directors of the Company as will give Parent representation proportionate to its ownership interest. To this end, the Company has agreed to expand the size of the Board of Directors of the Company or to seek the resignation of one or more of the current directors, as requested by Parent. However, in the event that Parent's designees are elected to the Board of Directors of the Company, and until the Effective Time, the Board of Directors must include at least one director who is a director as of the date of execution of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent (one or more of such directors being the "Independent Directors"). If the number of Independent Directors is reduced below two, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed an Independent Director or, if no Independent Directors remain, the other directors shall designate one person to fill a vacancy created by resignation of one or more directors, who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Board of Directors of the Company is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election of Parent's designees, any action to amend or terminate the Merger Agreement on behalf of the Company, to exercise or waive any of the Company's rights, benefits or remedies thereunder, to extend the time for the performance of the Purchaser's obligations thereunder, to amend the Company's Articles of Incorporation or Bylaws or to take other action by the Company under the Merger Agreement shall be effected only by the action of a majority of the directors of the Company then in office who are Independent Directors.

     The Merger. The Merger Agreement provides that at the Effective Time the Purchaser will be merged with and into the Company, and the Company will continue as the Surviving Corporation. The Merger will become effective at the time of filing with the Secretary of State of the State of Kansas of a Certificate of Merger and the filing with the Secretary of State of the State of Nevada of Articles of Merger, or at such later time as may be specified in the Certificate of Merger and the Articles of Merger. The parties expect to file the Certificate of Merger and the Articles of Merger as soon as practicable following the closing of the Merger, which will take place on the second business day after the conditions to the parties' obligation to effect the Merger have been satisfied or waived, unless another date is otherwise agreed.

     Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration calculated under either method (1) or (2), as applicable:

          (1) If the Purchaser purchases 9,158,155 Shares in the Offer (the "Cash Share Number"), or, in the sole discretion of the Purchaser, more than the Cash Share Number, that number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (x) $13.40 divided by (y) the average of the per share closing price of the Parent Common Stock on the Nasdaq for the 25 trading days immediately preceding the Effective Time (the "Average Trading Price"), provided that, for purposes of the Merger Agreement, the Average Trading Price shall be at least equal to the Lower Collar (as defined below) and shall not exceed $14.00 per share; or

          (2) If the Purchaser lowers the Minimum Condition to a majority of the issued and outstanding Common Stock on a fully diluted basis and the number of Shares purchased in the Offer is less than the Cash Share Number, (a) an amount in cash equal to the quotient of (w) the difference between (i) the product of $13.40 multiplied by the Cash Share Number and (ii) the aggregate purchase price for the number of Shares actually purchased in the Offer, divided by (x) a number of shares equal to (A) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (B) less the Excluded Shares (C) plus the Dissenting Shares (such quotient, referred to as the "Cash Amount"), plus (b) that number of shares of Parent Common Stock, together with associated Rights, equal to the quotient of (y) the difference between $13.40 and the Cash Amount, divided by (z) the Average Trading Price.

          The term "Lower Collar" means $8.00, provided, however, if a Lower Collar of $8.00 would result in the issuance of more than 5,719,877 shares of Parent Common Stock in the Merger (assuming for purposes of this calculation that all outstanding options under the Company Stock Plans (as defined below) that shall not have been cancelled or repurchased by the Company pursuant to the Merger Agreement at or prior to the completion of the Offer are exercised in full immediately prior to the Effective Time and there are no Dissenting Shares (the "Exercise/No Dissenters Presumption")), the Lower Collar shall be an amount per share equal to the product of (i) $8.00 multiplied by (ii) a fraction of which (A) the numerator is the total number of shares of Parent Common Stock that would be issued in the Merger if the Lower Collar were $8.00, assuming the Exercise/No Dissenters Presumption, and (B) the denominator is 5,719,877.

     The Excluded Shares (other than the Dissenting Shares) will be cancelled and cease to exist. Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of Common Stock of the Surviving Corporation.

     The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Company shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of the Company will be amended immediately prior to the Effective Time to reduce the number of shares which the Surviving Corporation will have the authority to issue to 25,000. The Merger Agreement also provides that the directors and officers of the Purchaser at the Effective Time will be the directors and officers of the Surviving Corporation.

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares in order to consummate the Merger; (ii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger;
(iii) Parent or the Purchaser or their affiliates shall have made, or caused to be made, the Offer and shall have purchased 9,158,155 Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Parent's and the Purchaser's obligations under the Merger Agreement; (iv) the registration statement of which the Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the Commission, and (v) the applicable waiting period under the HSR Act shall have expired or been terminated. The obligation of Parent and the Purchaser to effect the Merger is further subject to the condition that the Warrant (as defined herein) has been repurchased by the Company.

     Recommendation. The Company represents in the Merger Agreement that the Board of Directors of the Company has (i) determined that each of the Merger and the Offer is fair to the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's stockholders. The Company has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 containing such recommendations with the Commission and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedules to the Merger Agreement, or (iii) as agreed to in writing by Parent, after the date of execution of the Merger Agreement, and prior to the time the designees of the Purchaser constitute a majority of the Company's Board of Directors, (a) the business of the Company will be conducted only in the ordinary and usual course, and to the extent consistent therewith, the Company will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) the Company will not, directly or indirectly, (i) except upon exercise of options or other rights to purchase shares of Common Stock pursuant to options outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge, or agree to sell, transfer or pledge, any treasury stock of the Company beneficially owned by it, (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares of the Company; (c) neither the Company nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options (including any automatic grants of options under the Company Stock Plans), warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than (A) Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the options outstanding on the date of the Merger Agreement and (B) Shares issued under the Company's Employee Stock Purchase Plan if the Offer extends beyond June 30, 1999, (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than as provided in the Merger Agreement; (d) neither the Company nor any of its subsidiaries shall make any change in the compensation payable or to become payable by the Company to any of its officers, directors, employees, agents or consultants (other than in ordinary course) or to persons providing management services, enter into or amend any employment, severance, consulting, termination or other agreement or plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan; (e) neither the Company nor any of its subsidiaries shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee, or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days (other than in the ordinary course), adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; except that the Company and its subsidiaries may continue to make quarterly bonus payments to certain key employees consistent with past business practice in an aggregate amount not to exceed $1.8 million; (f) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (g) neither the Company nor any of its subsidiaries will cause any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated without notice to Parent; (h) neither the Company nor any of its subsidiaries will incur or assume any long-term debt, or except in the ordinary course of business and in an amount consistent with past practice, incur or assume any short-term indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; make any loans, advances or capital contributions to, or investments in, any other person; or enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate) or any agreement to develop customized software products out of the ordinary course of business related to any maintenance, support or other agreement; (i) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by generally accepted accounting principles, make any material tax election, change any material tax election already made or settle any tax audit;
(j) neither the Company nor any of its subsidiaries will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; (k) neither the Company nor any of its subsidiaries will adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); (l) neither the Company nor any of its subsidiaries will take or agree to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect, at or prior to the Effective Time, or that would materially impair the Company's ability to consummate the Merger or materially delay such consummation; and (m) neither the Company nor any of its subsidiaries will enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Section 14 hereof not to be satisfied.

     Stockholder Meeting. The Company has agreed to hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following acceptance for payment of Shares pursuant to the Offer for the purpose of taking action upon the Merger Agreement. As soon as practicable after the signing of the Merger Agreement, both Parent and the Company have agreed to prepare and file with the Commission the Joint Proxy Statement/Prospectus, with respect to the Special Meeting, including a registration statement for the purpose of registering under the Securities Act the offering, sale and delivery of Parent Common Stock, together with associated Rights, to be issued to stockholders of the Company pursuant to the Merger (the "Registration Statement"). Parent and the Company will use their best efforts to have the Registration Statement declared effective with the Commission and as soon as practicable thereafter the Company agrees to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders. Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval of the Merger Agreement at any such meeting.

     Director of Parent. Stanley G. Brannan, currently one of the members of the Company's Board of Directors, will become a member of the Board of Directors of Parent following the Effective Time.

     Company Stock Plans; Repurchase of Warrant. The Merger Agreement requires the Company to take the following actions with respect to each of the 1984 Incentive Stock Option Plan (the "1984 Plan"), the 1990 Non-Employee Director Stock Option Plan (the "Director Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the Perception Technology Corporation Stock Option Plan (the "PTSOP"), which collectively constitute all of the plans of the Company under which any stock options are outstanding (collectively, the "Company Stock Plans"), and the Employee Stock Purchase Plan (the "ESPP"):

          (1) Promptly upon commencement of the Offer, the Company will use its best efforts to enter into agreements with optionees to cancel, prior to the completion of the Offer, all outstanding stock options under the Company Stock Plans, whether or not then exercisable and whether or not "in the money" or "underwater." In consideration for the cancellation of the outstanding "in the money" stock options, the Company has indicated its intention to enter into agreements with the holders of such stock options pursuant to which the Company will pay each such person an amount, in cash, equal to the product of (A) the difference between the Offer Price and the per Share exercise price of such stock option multiplied by (B) the number of Shares covered by such stock option, and with respect to all outstanding "underwater" options, if any, under the Company Stock Plans, the Company shall pay, in cash, such amount as the Parent and the Company mutually agree to be appropriate.

          (2) The payments for outstanding stock options under the 1984 Plan, the Director Plan, the 1994 Plan and the PTSOP will be (i) made by the Company subject to the Purchaser having completed the Offer and (ii) paid at or prior to the completion of the Offer.

          (3) Effective upon completion of the Offer (but in any event prior to June 30, 1999 unless the Offer is extended past that date), the Company will terminate the ESPP and refund in cash to participants their respective account balances.

     The Company has entered into an agreement with AT&T Corp. pursuant to which the Company will repurchase for $7,500,000 in cash, subject to and promptly after consummation of the Offer, the Common Stock Purchase Warrant (the "Warrant") dated December 12, 1997 issued by the Company to AT&T Corp.

     No Solicitation and Fiduciary Out. In the Merger Agreement, the Company has agreed to notify the Purchaser within 24-hours if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Acquisition Proposal (as defined below) or the making of an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the terms and conditions of any Acquisition Proposals or offers. The Company has agreed that it has, as of March 15, 1999, ceased and caused to be terminated any activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal Interest and that it will keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. An "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the business or assets of, the Company

(other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer regarding any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

     In the Merger Agreement, the Company has agreed that the Company will not (and that it will ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not), directly or indirectly, (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) in the event of an unsolicited written Acquisition Proposal for the Company, engage in negotiations or discussion with, or provide information or data to, any person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal, except that the Merger Agreement does not prohibit the Company and the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as is reasonably deemed necessary, in the good faith judgment of the Board, only after receiving advice from outside counsel, that the failure to make such disclosures would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law.

     Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business to any person pursuant to confidentiality agreements with provisions no less favorable to the Company than those contained in the Confidentiality Agreement, dated March 15, 1999, entered into between Parent and the Company and negotiate concerning an Acquisition Proposal if (a) such person submitted on an unsolicited basis a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (b) in the opinion of the Board of Directors, only after receipt of written advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (a) and (b), a "Superior Proposal"). Within one business day following receipt by the Company of a Superior Proposal, the Company must notify Parent of the receipt thereof. The Company must then provide Parent any material nonpublic information regarding the Company provided to the other party that was not provided to Parent. The Company's Board of Directors may withdraw or modify the approval or recommendation of the Offer, the Merger or the Merger Agreement, terminate the Merger Agreement pursuant to its terms and enter into an agreement with respect to a Superior Proposal, provided that written notice of such intent is furnished Parent not later than the first to occur of three business days in advance or two business days prior to the expiration of the Offer and the Company, concurrently with entering into such agreement, must pay or cause to be paid, the Termination Fee (as defined below). Except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any committee thereof, of the Offer, the Merger Agreement or the Merger.

     Indemnification and Insurance. The Merger Agreement provides that for five years after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under Kansas law or the terms of the Surviving Corporation's Articles of Incorporation or Bylaws as in effect on the Effective Time, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable attorneys' fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time. The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing directors' and officers' liability insurance ("D&O Insurance") for a period of not less than five years after the Effective Time, provided that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. Further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance. In no event shall Parent be required to pay aggregate premiums for insurance in excess of $250,000. If Parent or the Surviving Corporation is unable to obtain substantially equivalent coverage for an aggregate premium not to exceed $250,000, then Parent or the Surviving Corporation will obtain as much insurance as can be obtained for $250,000.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company, the Parent and the Purchaser as to, among other things, corporate existence and good standing, organization, capitalization, corporate authorization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property, insurance, accounts receivable and inventory, the vote required to approve the Merger Agreement, undisclosed liabilities, information in the Joint Proxy Statement/Prospectus and the absence of any material adverse effect on the Company and Parent.

     Termination. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time before the Effective Time, whether before or after stockholder approval: (i) by mutual written consent of Parent and the Company; (ii) by Parent if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of the occurrence of any of the events set forth in Section 14 hereof;
(iii) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (iv) by Parent if, without any material breach by Parent or the Purchaser of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before three months from the date of the Merger Agreement; (v) by the Company if, without any material breach by the Company of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before three months from the date of the Merger Agreement; (vi) by the Company (A) if there shall be a material breach of any of Parent's or the Purchaser's representations, warranties or covenants thereunder, which breach cannot be or has not been cured within 30 days of the receipt by Parent of written notice thereof from the Company or (B) to allow the Company to enter into an agreement regarding a Superior Proposal, provided that it makes simultaneous payment of the Termination Fee; (vii) by Parent, if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty or covenant or other agreement contained in the Merger Agreement, which breach (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) referred to in Section 14 hereof and (B) cannot be or has not been cured within 30 days of the receipt by the Company of written notice thereof from Parent; (viii) by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (A) the Board of Directors of the Company shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to the Purchaser, (B) the Board of Directors of the Company shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Proposal, (C) the Company shall have exercised a right with respect to an Acquisition Proposal referenced in Section 5.3(b) of the Merger Agreement (regarding providing information to, or negotiating with, a person regarding an Acquisition Proposal) and shall, directly or through its representatives, continue discussions with any third party concerning an Acquisition Proposal, which proposal contains a proposal as to price (without regard to whether such proposal specifies a specific price or range of potential prices), for more than 20 business days after the date or receipt of such Acquisition Proposal, or (D) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within 20 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or (ix) by Parent, as soon as practicable after the expiration of the Offer, if Bank of America shall not have extended the debt financing to Purchaser in accordance with the Commitment Letter and Parent shall have determined in good faith that it cannot obtain debt financing within 35 business days after commencement of the Offer from any other source on terms at least as favorable in the aggregate as the terms set forth in the Commitment Letter; or (x) by the Company, at the initial scheduled expiration date of the Offer or any extended expiration date of the Offer, if at such time (i) Parent shall not have obtained the debt financing or waived the condition set forth in paragraph (k) set forth in Section 14 hereof and (ii) the Minimum Condition and all other conditions set forth in Section 14 hereof (other than those set forth in paragraph (k) thereof) have been satisfied or, to the extent such conditions may be so waived, waived by Parent.

     Termination Fee. If (i) Parent shall have terminated the Merger Agreement pursuant to Section 8.1(h) of the Merger Agreement (described in clause (viii) of the preceding paragraph), (ii) Parent shall have terminated the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement (described in clause (vii) of the preceding paragraph) and within 12 months following the date of any such termination an Acquisition Proposal shall have been consummated or
(iii) the Company shall have terminated the Merger Agreement pursuant to Section 8.1(f)(ii) of the Merger Agreement (described in clause (vi)(B) of the preceding paragraph), then in any such case the Company shall pay the Termination Fee to Parent in immediately available funds simultaneously with such termination, if pursuant to Section 8.1(f)(ii) of the Merger Agreement, and promptly, but in no event later than two business days after the date of such termination if pursuant to Section 8.1(h) of the Merger Agreement or consummation of the acquisition contemplated by the Acquisition Proposal following a termination pursuant to Section 8.1(g). If the Merger Agreement is terminated by Parent pursuant to Section 8.1(i) of the Merger Agreement (described in clause (ix) of the preceding paragraph) or by the Company pursuant to Section 8.1(j) of the Merger Agreement (described in clause (x) of the preceding paragraph) and Parent is not entitled to terminate, withdraw or not consummate the Offer under one or more of the conditions to the Offer set forth in Section 14 hereof (other than the condition set forth in paragraph (k) thereof), Parent shall pay the Termination Fee to the Company in immediately available funds. If at least a majority of the issued and outstanding Common Stock on a fully diluted basis has been validly tendered and not withdrawn prior to the expiration of the Offer, and this Agreement is terminated by Parent pursuant to Section 8.1(b) of the Merger Agreement (described in clause (ii) of the preceding paragraph) or by the Company pursuant to Section 8.1(e) of the Merger Agreement (described in clause
(v) of the preceding paragraph), Parent shall pay the Termination Fee to the Company in immediately available funds if Parent or the Company terminates this Agreement solely as a result of the Minimum Condition not having been satisfied, with payment of the Termination Fee to be made within two business days after Parent's or the Company's termination of this Agreement.

     The term "Termination Fee" shall mean an amount equal to $4,975,000, plus an amount, not in excess of $1,000,000, equal to the actual and reasonably documented out-of-pocket expenses incurred by either Parent or Purchaser, on the one hand, or the Company, on the other hand, as the case may be, in connection with the Offer, the Merger, this Agreement, the Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby.

     Fees and Expenses. Except as set forth in Section 8.2 of the Merger Agreement with respect to the payment of fees and the reimbursement of expenses as described in the preceding paragraph, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

     Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by a written agreement of Parent, the Purchaser and the Company, provided, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

STOCKHOLDERS' AGREEMENT

     The following is a summary of certain provisions of the Stockholders' Agreement. The summary is qualified in its entirety by reference to the Stockholders' Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(2) to the Schedule 14D-1. The Stockholders' Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and to incur the liabilities therein, Stanley G. Brannan, Sue Brannan, Glenn A. Etherington, Leon A. Ferber, John F. Kelsey, III, Alan C. Maltz (individually and as custodian for his minor daughters), Scott A. Maltz, Ray S. Naeini and Donald R. Walsh (the "Major Stockholders"), who have aggregate voting power and dispositive power with respect to approximately 25% of the outstanding Common Stock, concurrently with the execution and delivery of the Merger Agreement, entered into the Stockholders' Agreement with Parent and the Purchaser. In the Stockholders' Agreement, the Major Stockholders represented that they collectively own approximately 3,090,541 Shares.

     In the Stockholders' Agreement, the Major Stockholders agree that they will tender their Shares promptly in the Offer and that they will not withdraw any Shares so tendered. The Purchaser agrees to purchase all of the Shares so tendered at $13.40 per Share or such higher price per Share as may be offered by the Purchaser in the Offer, provided that the Purchaser's obligation to accept and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Section 14 hereof.

     During the term of the Stockholders' Agreement, the Major Stockholders have agreed that they will not (subject to certain exceptions) (i) transfer, or enter into any contract, option, agreement or other understanding with respect to the transfer of, their Shares or stock options or any interest therein, (ii) except as provided in the Stockholders' Agreement, grant any proxy, power of attorney or other authorization or consent in or with respect to their Shares or grant any power of attorney or other authorization or consent in or with respect to their stock options, or (iii) deposit their Shares in any voting trust or enter into any voting agreement or arrangement with respect to their Shares that would in any way restrict, limit or interfere with the performance of their obligations under the Stockholders' Agreement. In addition, the Major Stockholders have agreed that they will notify the Purchaser of any inquiry the Major Stockholders receive which might lead to an acquisition of the Company by a third party.

     Pursuant to the Stockholders' Agreement, the Major Stockholders have granted to Parent during the term of the Merger Agreement an irrevocable proxy to vote their shares, or grant a consent or approval in respect of such Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal by a third party to acquire the Company.

     Subject to the completion of the Merger, those Major Stockholders that hold stock options on the date of the Stockholders' Agreement agree to surrender such stock options for cancellation promptly, and in any event no later than the third business day following the completion of the Merger. The Company has indicated its intention to enter into agreements with the Major Stockholders (and with other Company employees holding stock options which are "in the money") pursuant to which the Company will pay each such person an amount, in cash, equal to product of (i) the difference between the Offer Price and the respective exercise prices of such stock options, multiplied by (ii) the number of shares of Common Stock covered by such stock options.

     The Stockholders' Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) written notice by Parent that Parent, in its sole discretion desires to terminate the Stockholders' Agreement, provided that certain provisions specified in the Stockholders' Agreement will survive such termination.

CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement, dated March 15, 1999, by and between Parent and the Company (the "Confidentiality Agreement"). The summary of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreement, a copy of which is filed as Exhibit (c)(4) hereto and incorporated herein by reference.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, the parties have agreed to keep confidential all nonpublic, confidential or proprietary information furnished to each party relating to the Company or Parent, as the case may be, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the evaluation of a possible negotiated transaction between the parties. In addition, the parties have agreed not to disclose to any person either the fact that discussions or negotiations are taking place concerning the Offer and the Merger or any of the terms, conditions, or other facts with respect to the Offer and the Merger, including the status thereof.

     Each party has agreed that without the other party's prior written consent, for a period of one year from the date of the Confidentiality Agreement, it will not and its affiliates will not directly solicit for employment, employ or otherwise contract for the services of any person now employed by the other party who has been involved in discussions regarding the Offer and the Merger.

     Parent has agreed that until the expiration of one year from the date of the Confidentiality Agreement, except as provided in the Merger Agreement and the Stockholders' Agreement, it shall not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a group with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other person in connection with any of the foregoing.

     In consideration of the time, effort and expense incurred by Parent in connection with the Offer and the Merger, during the 45-day period commencing on the date of the Confidentiality Agreement, the Company has agreed that it will not solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information to any third party concerning any possible proposal regarding a merger, sale of assets or stock, or other acquisition of the Company or any of its principal assets or businesses. In this regard, the Company agreed to cease and terminate any existing solicitation, discussion or negotiation with any persons conducted before the Confidentiality Agreement and agreed not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or may reasonably be considered likely to make, a proposal regarding a merger, sale of assets or stock, or other acquisition of the Company or any of its principal assets or businesses.

     12. PLANS FOR THE COMPANY; OTHER MATTERS.

PLANS FOR THE COMPANY

     Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, Articles of Incorporation, Bylaws, capitalization, Board of Directors or management, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The

Merger Agreement provides that, promptly after the purchase by the Purchaser of any Shares pursuant to the Offer, the Minimum Condition having been satisfied, and from time to time thereafter as Shares are acquired by the Purchaser, Parent shall be entitled to designate such number of directors, subject to compliance with Section 14(f) of the Exchange Act, rounded down to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares which the Purchaser or any affiliate of the Purchaser owns beneficially bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent, promptly either increase the size of its Board of Directors, or use its best efforts to secure the resignations of such number of its incumbent directors, or both as is necessary to enable Parent's designees to be elected to the Company's Board of Directors in accordance with Section 1.3 of the Merger Agreement and shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded down to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Merger Agreement provides that the directors and officers of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

     STOCKHOLDER APPROVAL. Under the KGCC, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Stockholders' Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the KGCC. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Joint Proxy Statement/Prospectus containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. If the Purchaser acquires 9,158,155 Shares in the Offer, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Additionally, the Major Stockholders who hold in the aggregate approximately 25% of the outstanding Common Stock have entered into the Stockholders' Agreement pursuant to which they have agreed, among other things, to grant Parent a proxy to vote all Shares beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby.

     KANSAS ANTI-TAKEOVER STATUTES.

     Business Combination Statute. Sections 17-12,100 through 17-12,104 of the KGCC (the "Kansas Business Combination Statute"), in general, prohibit a Kansas corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under Section 17-12,102 of the KGCC, the restrictions described above do not apply if, among other things (A) the corporation's original articles of incorporation contain a provision expressly electing not to be governed by
Section 17-12,101 of the KGCC; (B) the corporation, by action of its board of directors, adopts an amendment to its bylaws within one year of the effective date of Section 17-12,101 of the KGCC expressly electing not to be governed by the section, which amendment shall not be further amended by the board of directors; (C) the corporation, by action of its stockholders, adopts an amendment to its articles of incorporation or bylaws expressly electing not to be governed by Section 17-12,101 of the KGCC, provided that, in addition to any other vote required by law, such amendment of the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (D) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an interdealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (E) a stockholder becomes an Interested Stockholder "inadvertently" and as soon as possible thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder and would not, at any time within the three-year period immediately prior to a Business Combination between the corporation and such Interested Stockholder, have been an Interested Stockholder, but for the inadvertent acquisition. Under Section 17-12,102 of the KGCC, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

     Section 17-12,101 of the KGCC provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (A) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (B) any transaction that results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (C) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder); or (D) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Control Share Acquisition Statute. Sections 17-1286 through 17-1298 of the KGCC (the "Kansas Control Share Acquisition Statute") apply to any acquisition in which a person acquires, directly or indirectly, the power to direct the exercise of one-fifth or more of the voting power of an "issuer public corporation." An "issuer public corporation" is defined to mean a Kansas corporation which has 100 or more shareholders, whose principal place of business is in Kansas and either (i) more than 10% of whose shareholders are resident in Kansas or (ii) more than 10% of whose shares are owned by Kansas residents.

     Subject to certain exceptions described below, shares acquired in an acquisition falling under the Kansas Control Share Acquisition Statute will only have the voting rights accorded such shares before the acquisition if approved by both (i) a majority of all outstanding shares entitled to vote in an election of directors and (ii) a majority of all outstanding shares entitled to vote in an election of directors, excluding all interested shares. If, before the acquisition, however, a corporation's articles of incorporation or bylaws provide that the Kansas Control Share Acquisition Statute does not apply, the acquired shares will have the same voting rights such shares were accorded before the acquisition, without the requirement of a shareholder vote. Prior to approval of the Merger Agreement, the Company's Bylaws were amended to provide that the Control Share Acquisition Statute does not apply to acquisitions of the Company's Common Stock.

     The Company has represented in the Merger Agreement that the provisions of the Kansas Business Combination Statute and the Kansas Control Share Acquisition Statute are not applicable to any of the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, including the Merger and the purchase of Shares in the Offer or pursuant to the Stockholders' Agreement.

     APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 17-6712 of the KGCC if the Merger Consideration consists of anything other than shares of Parent Common Stock or shares of Parent Common Stock plus cash in lieu of fractional shares of Parent Common Stock. Dissenting stockholders of the Company who comply with the applicable statutory procedures would be entitled under such circumstances to receive a determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) by a court-appointed appraiser and to receive payment of such fair value in cash, together with interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 17-6712 OF THE KGCC INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE KGCC.

     The foregoing description of the KGCC, including the descriptions of Sections 17-1286 through 17-1298, 17-6703, 17-6712, 17-12,101 and 17-12,102, is
not necessarily complete and is qualified in its entirety by reference to the KGCC.

     RULE 13e-3. The Merger or other business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it would have to comply with any applicable federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Rule 13e-3 will not be applicable to the Merger or any such other business combination if, among other things, (i) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer or (ii) the consideration paid per Share in the Merger consists solely of Parent Common Stock and such Parent Common Stock is registered pursuant to Section 12 of the Exchange Act and is either listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association. If applicable, Rule 13e-3 may require, among other things, that certain additional information be disclosed to minority stockholders and filed with the Commission prior to the consummation of the Merger or such other business combination.

     13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options (including any automatic grants of options under the Company Stock Plans), warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than (A) Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of options outstanding as of the date of the Merger Agreement and (B) Shares issued under the Company's Employee Stock Purchase Plan if the Offer extends beyond June 30, 1999; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than as provided in the Merger Agreement.

     14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (to the extent permitted by the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) as of the expiration date of the Offer (A) any applicable waiting period under the HSR Act has not expired or terminated, or (B) the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall occur:

          (a) there shall be threatened in writing or pending any suit, action or proceeding by any governmental entity against the Purchaser, Parent, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their (to the extent it relates to the Offer or Merger) or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries or (to the extent it relates to the Offer or Merger) Parent and its subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, and (to the extent it relates to the Offer or Merger) Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction (other than a temporary or preliminary injunction that is removed within ten days) enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (which shall not include the United States' participation in the NATO peacekeeping mission in the provinces of the former Yugoslavia (including but not limited to Serbia, Kosovo and Albania)), (iv) any material limitation by any United States governmental authority on the extension of credit generally by banks or other lending institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or
     (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) since December 31, 1998, there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that constitutes a Company Material Adverse Effect (as used in this Offer to Purchase, a "Company Material Adverse Effect" means, subject to certain exceptions, any event, change in or effect on the business of the Company or its subsidiaries, taken as a whole, that is or would be expected to be materially adverse to (i) the business, operations, properties (including intangible properties), financial condition or results of operations, or prospects of the Company or its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate any of the Transactions (as defined in the Merger Agreement) or to perform its obligations under the Merger Agreement);

          (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or
     (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(c) of the Merger Agreement;

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer and such inaccuracy individually or in the aggregate would have a Company Material Adverse Effect;

          (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, and such failure individually or in the aggregate would have a Company Material Adverse Effect;

          (h) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (f) and (g) above have not occurred;

          (i) all consents, permits and approvals of governmental entities and other persons listed in Section 3.4 of the Company Disclosure Schedules to the Merger Agreement and identified with an asterisk shall not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its subsidiaries;

          (j) the Merger Agreement shall have been terminated in accordance with its terms; or

          (k) Parent and/or the Purchaser shall not have received the debt financing for the transactions contemplated by the Commitment Letter from Bank of America, and Parent shall have determined in good faith that it cannot obtain debt financing from any other source within 35 business days after the commencement of the Offer on terms at least as favorable in the aggregate as the terms set forth in the Commitment Letter.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such conditions (including any action or inaction by Parent or the Purchaser) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, except as otherwise provided in the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. The Company is incorporated under the laws of the State of Kansas, and the Company's principal executive offices are located in Heathrow, Florida. Because the Company's Board of Directors has approved the Offer and the Merger, the Kansas Business Combination Statute, as described in
Section 12 of this Offer to Purchase, is inapplicable to the Offer and the Merger. In addition, because the Company's Bylaws provide that Sections 17-1286 through 17-1298 do not apply, the Kansas Control Share Acquisition Statute, as described in Section 12 of this Offer to Purchase is also inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. Mite Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme

Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to the Kansas Business Combination Statute and the Kansas Control Share Acquisition Statute, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with or to receive approvals from the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be consummated until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Parent, which Parent expects to submit on the date of this Offer to Purchase. Accordingly, if the Notification and Report Form is filed on May 3, 1999, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on May 17, 1999, unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from the Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties and states' Attorneys General may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See Section 14 for a description of certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Both the Parent and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

     16. FEES AND EXPENSES.

     The Purchaser has retained Corporate Investor Communications, Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Parent and the Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                                   PARENT AND
                                 THE PURCHASER

     1. INTERVOICE ACQUISITION SUBSIDIARY III, INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole director and executive officer of the Purchaser. Such person is a citizen of the United States of America, and the business address of such person is c/o InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas.

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                     HELD DURING THE PAST FIVE YEARS
----------------                                     -------------------------------
Rob-Roy J. Graham                      Mr. Graham is President, Chief Financial Officer, Secretary,
                                       Treasurer and the sole director of the Purchaser. Mr. Graham is currently Chief Financial Officer and Secretary of
                                       Parent, positions he has held since August 1994; Chief
                                       Accounting Officer of Parent, a position he has held since
                                       April 1994; and Controller of Parent, a position he has held since August 1992.

     2. INTERVOICE, INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of Parent. Each such person is a citizen of the United States of America and the business address of each such person is c/o InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas.

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                     HELD DURING THE PAST FIVE YEARS
----------------                                     -------------------------------
Daniel D. Hammond                      Mr. Hammond, a founder of Parent, is currently the Chairman of the Board, a position he has held since December 1990,
                                       and the Chief Executive Officer of Parent, a position he has held since July 1986. Mr. Hammond has served as a director since 1984.
David A. Berger                        Mr. Berger is President and Chief Operating Officer of
                                       Parent, a position he has held since August 1998. From June
                                       1995 to August 1998, he served as President of the Satellite
                                       Networks Division of Scientific Atlanta, a company that
                                       designs, manufactures, sells and installs satellite
                                       communications networks worldwide. From February 1994 to
                                       June 1995, he served as President of the Satellite
                                       Communications Division of Scientific Atlanta. Prior
                                       thereto, from November 1993 to February 1994, he served as
                                       Strategy Consultant for Scientific Atlanta.
Rob-Roy J. Graham                      Mr. Graham is currently Chief Financial Officer and
                                       Secretary of Parent, positions he has held since August
                                       1994; Chief Accounting Officer of Parent, a position he has held since April 1994; and Controller of Parent, a position he has held since August 1992.

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                     HELD DURING THE PAST FIVE YEARS
----------------                                     -------------------------------
Dwain H. Hammond                       Mr. Hammond is currently Senior Vice President, Research and
                                       Development, of Parent, a position he has held since
                                       December 1998. From June 1998 to December 1998, Mr. Hammond
                                       served as Senior Vice President, Engineering of Parent. From
                                       September 1994 to June 1998, Mr. Hammond served as Vice
                                       President of Research and Development of Parent. Prior
                                       thereto, he served Parent as Vice President -- Research and
                                       Development, Core Systems from September 1993 to September
                                       1994, and as Director of Hardware Development from 1990 to
                                       September 1993. Mr. Hammond, who has been an employee of
                                       Parent since 1984, is the brother of Daniel D. Hammond,
                                       Chairman of the Board and Chief Executive Officer.
Gordon H. Givens                       Mr. Givens is currently Senior Vice President, Custom
                                       Products LOB, of Parent, a position he has held since July
                                       1998. From July 1996 to July 1998, Mr. Givens served as
                                       Managing Director of European Strategic Business Unit of
                                       Parent. From March 1994 to July 1996, he served as Vice
                                       President -- Technical Services of Parent. Prior thereto, he served as Vice President -- Professional Services of Parent from March 1993 to March 1994.
M. Gregory Smith                       Mr. Smith is currently Senior Vice President -- Sales, the
                                       Americas and Asia Pacific, a position he has held since
                                       August 1996. From July 1994 to May 1996, he served as Vice
                                       President and General Manager of SRX Corporation, a company that engaged in the manufacture and sale of
                                       telecommunications equipment. Prior thereto, from May 1992 to July 1994, Mr. Smith served as Regional Sales Manager of
                                       Rockwell International, a manufacturer and contractor in the telecommunications industry.
Dean C. Howell                         Mr. Howell is currently Vice President and Corporate Counsel of Parent, a position he has held since March 1996. From
                                       October 1992 to February 1996, he served as Legal Counsel of
                                       Parent.
H. Don Brown                           Mr. Brown is currently Vice President of Human Resources, a position he has held since September 1995. From November
                                       1994 to August 1995, Mr. Brown served as Director of Human
                                       Resources. From August 1992 to September 1994, he served as
                                       Manager of Human Resources for the Permian Basin business
                                       unit of Unocal Corporation, a company that produces and
                                       sells energy resources and specialty minerals.
Eric L. Pratt                          Mr. Pratt is Vice President of Telco Sales and Systems
                                       Engineering of Parent, a position he has held since October
                                       1997. From October 1996 to October 1997, he served as Senior
                                       Director, Sales for DSC Communications Corporation, a
                                       company that designs, manufactures, and markets
                                       telecommunications equipment. Prior thereto, he served as
                                       Senior Account Director, Sales for DSC Communications
                                       Corporation from June 1993 to October 1996.
Michael J. Polcyn                      Mr. Polcyn is Vice President -- Packaged Products LOB of
                                       Parent, a position he has held since March 1998. From
                                       December 1995 to March 1998, Mr. Polcyn served as Parent's
                                       Vice President, Business Development and Product Marketing.
                                       Prior thereto, he served as Director, Product Marketing from
                                       March 1994 to December 1995, and as Director, Call Center
                                       Engineering from March 1992 to March 1994.

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                     HELD DURING THE PAST FIVE YEARS
----------------                                     -------------------------------
Phillip C. Walden                      Mr. Walden is currently Vice President, Manufacturing, of
                                       Parent, a position he has held since July 1987.
Manuel Victor James                    Mr. James is Vice President of Networks Services LOB of
                                       Parent, a position he has held since July 1998. From January
                                       1997 to June 1998, Mr. James served as a Senior Director for
                                       DSC Communications Intelligent Networks Division, a company that designs, manufactures, and markets telecommunications equipment. From June 1997 to December 1997, Mr. James served as the General Manager for DSC Telecom Systems Group
                                       acquired from Texas Instruments. Prior thereto, Mr. James
                                       served as General Manager Telecom Systems Division of Texas
                                       Instruments, a company that designs, manufactures and
                                       markets voice dialing, fax messaging and wireless antenna
                                       equipment from June 1996 to May 1997 and Director of
                                       Business Development from June 1995 to May 1996. From June
                                       1993 to June 1995, Mr. James served as Director Product
                                       Management AIN/ PCS Products for DSC Communications.
Joseph J. Pietropaolo                  Mr. Pietropaolo has served as a director of Parent since
                                       1989. Mr. Pietropaolo is currently an independent consultant who has been providing consulting services related to
                                       on-line lottery systems since March 1998. He is the former
                                       Chief Financial Officer of Transactive Corporation, a
                                       company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr.
                                       Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line
                                       lottery systems, positions he held from 1990 to August 1994.
George C. Platt                        Mr. Platt has served as a director of Parent since 1991. Mr.
                                       Platt is currently the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of
                                       Matra-Hachette, a company engaged in the manufacture and
                                       sale of telephone switching systems. He has held this
                                       position since January 1991.
Grant A. Dove                          Mr. Dove has served as director of Parent since 1997. Mr.
                                       Dove is currently a Managing Partner of Technology
                                       Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held
                                       since January 1993. Mr. Dove currently serves as a director of Media One Group, Cooper Cameron Corp., Control Systems
                                       International, Inc., Microelectronics and Computer
                                       Technology Corp., and Optek Technology, Inc.
David W. Brandenburg                   Mr. Brandenburg has served as a director of Parent since
                                       1997 and from 1990 to 1995. Mr. Brandenburg is President of the Brandenburg Life Foundation, a position he has held
                                       since October 1996. From November 1997 to May 1998 Mr.
                                       Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. Mr. Brandenburg served as Vice Chairman of Parent from December 1994 to May 1995. Prior thereto, Mr.
                                       Brandenburg served as President of Parent from July 1990 to
                                       December 1994.

                                    ANNEX A

         TEXT OF SECTION 17-6712 OF THE KANSAS GENERAL CORPORATION CODE

     17-6712 PAYMENT FOR "STOCK" OF "STOCKHOLDER" OBJECTING TO MERGER OR CONSOLIDATION; "STOCKHOLDER," "STOCK" AND "SHARE" DEFINED; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK. -- (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

     (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

     (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

     (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

     (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

     (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

     (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

     (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

     (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or
(iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection. (Last amended by Ch. 135, L. '96, eff. 7-1-96.)

                        The Depositary for the Offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

                   By Mail:                              By Hand/Overnight Delivery
             Wall Street Station                               Receive Window
                P.O. Box 1023                                Wall Street Plaza
        New York, New York 10268-1023                    88 Pine Street, 19th Floor
                                                          New York, New York 10005

                                 By Facsimile:
                                 (212) 701-7636

                             Confirm by Telephone:
                                 (212) 701-7624

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers Call Collect: (201) 896-1900
                   All Others Call Toll Free: (877) 460-2559